Exhibit 10.2.3

SandRidge Energy, Inc.
ID: 20-8084793
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Notice of Award and Award Certificate

[name]    Award Number:    [number]
[address]    Plan:        2009 Incentive Plan
[address]    ID:            [ID]

Effective [date], you have been granted an Award of [number] shares of SandRidge Energy, Inc. (the “Company”) restricted common stock. The Award is scheduled to vest in increments on the date(s) shown below.

Shares [number] [number] [number] [number]	Vest Dates [mm/dd/yyyy] [mm/dd/yyyy] [mm/dd/yyyy] [mm/dd/yyyy]

This Award is granted under and governed by the terms and conditions of the SandRidge Energy, Inc. 2009 Incentive Plan (“the 2009 Incentive Plan”) and Restricted Stock Award Certificate (the “Award Certificate”). The Award Certificate shall be deemed accepted, unless you provide written notice to the Company within ten (10) business days following the Grant Date stating that you do not wish to accept this Award. A copy of the 2009 Incentive Plan can be found under the Company Information – Documents tab of your E*Trade account.

SandRidge Energy, Inc.

Restricted Stock Award Certificate
This Restricted Stock Award Certificate (the “Award Certificate”) is granted this [date] (the “Grant Date”), by SandRidge Energy, Inc., a Delaware corporation (the “Company”), to [name] (the “Participant”).
In consideration of services performed, and to be performed, by the Participant for the Company, the Company makes this Award of Restricted Stock to the Participant. This Award Certificate and the issuance of Shares made hereby are subject to the terms hereof and the terms of the SandRidge Energy, Inc. 2009 Incentive Plan (the “Plan”), which are incorporated into this Award Certificate by reference. Unless otherwise defined herein, capitalized terms used in this Award Certificate shall have the meaning set forth in the Plan:
1.Award. The Company hereby awards to the Participant [number] Shares (“Award Shares”). The Award is effective as of the Grant Date set forth above.
2.    Restriction Period.
(a)    The restrictions set forth in this Award Certificate shall lapse on the “Dates” set forth below:

Number of Shares	Date
25% of Award Shares	1st Anniversary of Grant Date
25% of Award Shares	2nd Anniversary of Grant Date
25% of Award Shares	3rd Anniversary of Grant Date
25% of Award Shares	4th Anniversary of Grant Date

(b)    Except as provided below, if the Participant’s employment or service with the Company terminates before the restrictions lapse, the restrictions shall not lapse and the Shares shall be forfeited, provided that (a) if the Participant’s employment or service with the Company terminates before the restrictions lapse by reason of the Participant’s death or Disability, the restrictions shall lapse immediately and the shares shall not be forfeited, and (b) if there is a Change in Control (as defined in the Plan, including the amendment to such definition adopted effective July 15, 2013) of the Company before the Participant’s employment or service with the Company terminates, the restrictions shall lapse upon the occurrence of such change of control.

(c)    If the Participant’s service with the Company is interrupted by an approved leave of absence, then the “Dates” set forth in the table above shall be delayed by the number of full or partial months that the Participant is out on the approved leave of absence.

(d)    The period between the Grant Date and each date on which the restrictions shall lapse is known under this Agreement as the “Restriction Period.”
(e)    At the end of each applicable Restriction Period, all restrictions related to applicable Award shall terminate, and, if the Participant holds any certificates containing the legend described in Section 5, the Participant shall be entitled to tender such certificates to the Company and to receive new certificates not containing such legend.
3.    No Transfer During Restriction Period. During the Restriction Period, the Participant may not sell, assign, transfer, pledge, or otherwise dispose of the relevant Award Shares or suffer any involuntary assignment thereof.
4.    Rights of the Participant as a Stockholder. The Participant, as the owner of record of the Award Shares, is entitled to all the rights of a stockholder of the Company, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Award Certificate and referred to in the legend that appears on any certificate representing Award Shares. Notwithstanding the foregoing, no dividends shall be paid to or on behalf of the Participant before the end of the Restriction Period; if the Participant forfeits the Shares on which the dividends are paid because the restrictions do not lapse (or otherwise), the Participant shall forfeit the right to receive dividends. If the Participant receives any additional Shares by reason of being the holder of the Award Shares, all such additional Shares shall be subject to the provisions of this Award Certificate and the certificates evidencing ownership of the additional Shares, if any, shall bear the legend described in Section 5 below.
5.    Restrictive Legends. To the extent that the Company issues certificates representing Restricted Shares, such certificates shall have affixed thereto legends in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
“The transfer of these securities is subject to the terms and conditions of a Restricted Stock Award Certificate effective as of [date], between SandRidge Energy, Inc. and the holder of record of this certificate, and no sale, assignment, transfer, pledge, hypothecation or other disposition of such securities shall be valid or effective except in accordance with such agreement and until such terms and conditions have been fulfilled. Copies of such agreement may be obtained at no cost by written request made to the holder of record of this certificate to the Corporate Secretary of SandRidge Energy, Inc.”
6.    Withholding Taxes; Section 83(b) Election.
(a)    The Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Restricted Shares by the Participant or the lapse of the restrictions.

(b)    The Participant has had the opportunity to review with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Award Certificate. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant understands that it may be beneficial in certain circumstances to elect to be taxed at the time the Award is granted rather than when the restrictions lapse by filing an election under Section 83(b) of the Internal Revenue Code of 1986 within 30 days from the date of purchase.
7.    Miscellaneous.
(a)    No Rights to Employment. The Participant acknowledges and agrees that the restrictions set forth in Section 2 shall lapse only if the Participant provides continuous services to the Company during the Restriction Period, and that any such services (as an employee or otherwise) remain at the will of the Company. The Participant further acknowledges that nothing in this Award Certificate or the Plan constitute an express or implied promise of continued engagement as an employee or consultant.
(b)    Severability. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate, and each other provision of this Award Certificate shall be severable and enforceable to the extent permitted by law.
(c)    Waiver. Any provision for the benefit of the Company contained in this Award Certificate may be waived, either generally or in any particular instance, by the Compensation Committee or its authorized delegees.
(d)    Binding Effect. This Award Certificate shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns.
(e)    Entire Agreement. This Award Certificate and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Award Certificate.
(f)    Amendment. The Company may revoke this Award Certificate at any time during the Restriction Period if the Award Certificate is determined by the Company to be contrary to law and, in that event, the Company may give notice to the Participant that the Award Shares are to be assigned, transferred, and delivered to the Company as soon as practicable following the date of the notice. The Company may also modify this Award Certificate and the issuance of the Award Shares, to the extent necessary to bring the Award Certificate and the issuance of the Award Shares into compliance with any applicable law or regulation now or hereafter promulgated by any governmental agency. By accepting the issuance of Shares under this Award Certificate, the Participant agrees that, upon request in writing by the Company, the Participant will tender any certificates for Award Shares for amendment of the legend or for change in the number of Award Shares issued as the Company deems necessary in light of the amendment to this Award Certificate. The Participant’s consent shall be obtained before this Award Certificate is amended to the extent required under the terms of the Plan.
(g)    Governing Law. This Award Certificate shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.
(h)    Participant’s Acknowledgments. The Participant shall be deemed to have accepted this Award Certificate unless the Participant provides written notice to the Company, within ten (10) business days following the Grant Date, that the Participant does not wish to accept the Award. By accepting this Award Certificate, the Participant acknowledges that he or she: (1) has read this Award Certificate; (2) has had the opportunity to be represented by legal counsel in connection with his or her acceptance of this Award Certificate; (3) understands the terms and consequences of this Award Certificate; and (4) is fully aware of the legal effect of this Award Certificate.
SANDRIDGE ENERGY, INC.

By: By:
Title: